THE HOME-STAKE OIL & GAS COMPANY
                        KEY EMPLOYEE INCENTIVE BONUS PLAN
                  (Amended and Restated as of January 1, 1998)

In order to attract and retain competent professional personnel to manage the affairs of the companies, the Boards of Directors of The Home-Stake Oil & Gas Company (the "Company") and The Home-Stake Royalty Corporation ("HSRC") originally adopted a Key Employee Incentive Bonus Plan (KEIB). As a result of the merger of HSRC with and into the Company, the KEIB has been amended and restated as follows:

Key employee bonuses will be paid based upon a combination of individual performance and long-term corporate reserve growth. The individual performance portion of the bonus will be determined in the following manner. Each eligible employee will receive a "position factor" (PF). In addition, each will receive an annual "performance rating" (PFR) for his/her work during the year. (These ratings will be determined by the Company's President for all key employees except the Chief Executive Officer and/or President. His/their ratings will be determined by the Compensation Committee of the Board of Directors each year). The performance portion of the annual bonus will be the PF times the PFR times 15% of the annual salary.

The reserve portion of the annual bonus will be the PF times the "percentage of reserves restored" (%RR) times 15% of the annual salary. The %RR will be the sum of the total equivalent barrels of oil (with gas converted to oil @ 6:1) discovered and acquired during the year, divided by the equivalent barrels of oil produced during the year.

Total bonus per key employee will be the sum of the performance bonus and the reserve bonus. If the total of all bonuses exceeds the KEIB Fund, then all bonuses will be reduced proportionally based on total calculated bonuses.

A "KEIB Fund" shall be the "CAP", or maximum of the sum of the total of all key employee bonuses paid in one year, and shall be equal to 3% of "net cash provided by operating activities" (determined without regard to bonuses) less any repayments of debt. Such amounts will be determined from the Statements of Cash Flows which appears as a part of the Company's audited financial statements.

This is a two part plan designed to provide the key employees with a bonus based upon i) his/her performance during the year, and ii) the amount of reserves restored during the year. The formula is as follows:

                    KEIB....... =   Performance Bonus + Reserve Bonus
       Performance Bonus....... =   Annual Salary paid in year x PF x PFR x 15%
          Reserves Bonus....... =   Annual Salary paid in year x PF x %RR x 15%

                    Example - Calculation of Bonus Fund "CAP"

         Net cash provided by operating activities..............    $6,000,000
         Less debt payments.....................................       800,000
                                                                   -----------
         Net....................................................    $5,200,000

         Key Employee Incentive Bonus Fund @ 3%.................    $  156,000
                                                                    ==========

                                KEIB EXPLANATIONS


Postion Factor (PF) - This factor is reviewed annually and is based upon i) job significance in relation to reserve restoration, ii) past performance, and iii) longevity in position.

                                     EXAMPLE

                  Employee A....................................    .90
                  Employee B....................................    .90
                  Employee C....................................   1.00
                  Employee D....................................    .95
                  Employee E....................................   1.00
                  Employee F....................................   1.00
                  Employee G....................................    .85
                  Employee H....................................   1.00

Performance Rating (PFR) - This is an evaluation of the individual's performance throughout the year shown as a percent, as follows:

     25% - Fair performance (the individual did his/her job).

     50% - Good performance (the individual did more than was required by his/her job).

     85% to 100% - Outstanding (never needed day-to-day supervision and was exemplary in his/her daily job execution).

Percentage of Reserves Restored (%RR) - Total equivalent barrels of oil (with gas converted to oil @ 6:1) discovered and acquired, divided by the total equivalent barrels of oil produced during the year.

Fund Limitation - Example in the event the calculated bonuses exceed the KEIB Fund.

                                   Calculated       Adjusted
            Name        Bonus      Adjustment         Bonus

        Employee A      $ 30,000       $(1,429)       $ 28,571
        Employee B        20,000          (952)         19,048
        Employee C        14,000          (667)         13,333
        Employee D        15,000          (714)         14,286
        Employee E        11,000          (524)         10,476
        Employee F        12,000          (571)         11,429
        Employee G        10,000          (476)          9,524
        Employee H        14,000          (667)         13,333
                        --------      --------        --------
                        $126,000       $ 6,000        $120,000
                        ========      ========        ========


        KEIB Fund Limitation:                         $120,000